24(b)(4)(b)

                SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract or Certificate to which this Endorsement is attached is amended as specified below to qualify as a simple retirement annuity under Section 408(p) of the Internal Revenue Code of 1986, as amended ("IRC"). WE ARE NOT A DESIGNATED FINANCIAL INSTITUTION WITHIN THE MEANING OF IRC SECTION 408(p)(7). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control.

OWNER AND ANNUITANT

     1. The Owner must be one natural person who is the sole Owner of the Contract and the Annuitant. A Joint Owner cannot be named. Except as otherwise permitted under Section 7 of this Endorsement, and otherwise permitted under applicable federal tax law, neither the Owner nor the Annuitant may be changed. Also, all payments made from the Contract while the Owner is alive must be made to the Owner. All distributions under an Annuity Option or Annuity Income Payment Plan (referred to herein as an "Annuity Option") for a Joint and Survivor Life Annuity that are made after the Owner's death and while the Co-Annuitant is alive must be made to the Co-Annuitant.

NONFORFEITABLE AND NONTRANSFERABLE

     2. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The Owner's interest under the Contract is nontransferable, and except as provided by applicable federal tax law, is nonforfeitable.

MAXIMUM PAYMENTS

     3.   This Contract will accept only:

          (a) a cash contribution made by an employer on behalf of the Owner under a SIMPLE IRA plan that meets the requirements of IRC
               Section 408(p) of the Internal Revenue Code, and

          (b) a rollover contribution or a transfer of assets from another SIMPLE IRA of the Owner.

No other premium or Payment will be accepted. All Payments and contributions will be subject to the Payment Limits provision of the Contract.

REQUIRED DISTRIBUTIONS GENERALLY

     4. Notwithstanding any provision of this Contract to the contrary, the distribution of the Owner's interest in the Contract during the Owner's life shall be made in accordance with the requirements of IRC
          Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under paragraph (b) of Section 7) must satisfy the requirements of IRC Section 408(a)(6) and the regulations thereunder. Distributions after the Owner's death will be made in accordance with
          Section 7 of this Endorsement.

REQUIRED BEGINNING DATE

     5. As used in this Endorsement, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, or such later date provided by applicable federal tax law.

DISTRIBUTIONS DURING OWNER'S LIFE

     6. (a) Unless otherwise permitted under applicable federal tax law, the Owner's entire interest will commence to be distributed no later than the required beginning date over (i) the life of the Owner or the lives of the Owner and his or her designated beneficiary (within the meaning of IRC Section 401(a)(9)), or (ii) a period certain not extending beyond the life expectancy of the Owner, or joint life and last survivor expectancy of the Owner and his or her designated beneficiary.

ENDSIMPLE-MSP.09

          (b) If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be determined in accordance with the requirements of IRC Section 401(a)(9) and the regulations thereunder. Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

          (c) The distribution periods described in paragraph (a) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

          (d) If annuity payments commence on or before the required beginning date, the first required payment can be made as late as the required beginning date and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

DISTRIBUTIONS AFTER OWNER'S DEATH

     7. (a) If an Owner dies while the Contract is inforce, the entire interest will be distributed in a single sum.

          (b) Unless otherwise provided under applicable federal tax law, the "interest" in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
               Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration), the "interest" in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

ANNUITY OPTIONS

     8. (a) All Annuity Options under the Contract must meet the requirements of IRC Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these IRC Sections override any Annuity Option that is inconsistent with such requirements.

               If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

          (b) Subject to paragraph (a), only a Life Annuity offered under the Contract may be selected unless we consent to the use of an additional Annuity Option.

RESTRICTION ON ROLLOVERS AND TRANSFERS WITHIN TWO YEARS

     9. Prior to the expiration of the 2-year period beginning on the date the Owner first participated in any SIMPLE IRA plan maintained by the Owner's employer, any rollover or transfer by the Owner of funds from this Contract must be made to another SIMPLE IRA of the Owner. Any distribution of funds to the Owner during this 2-year period may be subject to a 25 percent additional tax if the Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Owner may rollover or transfer funds to any IRA of the Owner that is qualified under IRC Section 408(a), (b) or (p), or to another eligible retirement plan described in IRC Section 402(c)(8)(B).

IRC SECTION 72(s)

     10.  All references in the Contract to IRC Section 72(s) are deleted.

ANNUAL REPORTS AND SUMMARY DESCRIPTIONS

     11. We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distribution as is prescribed by the Commissioner of Internal Revenue.

          If contributions made on behalf of the Owner under a SIMPLE IRA plan maintained by the Owner's employer are received directly by us from the employer, we will provide the employer with the summary description required by IRC Section 408(1)(2)(B).

END SIMPLE-MSP.09

AMENDMENT OF THIS ENDORSEMENT

     12. We reserve the right to make any amendments to this Endorsement as may be necessary to comply with the applicable provisions of the IRC and regulations thereunder as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals and, where required, approval of the Owner. We will send you a copy of the amended Endorsement. We will not be responsible for any adverse tax consequences resulting from the Owner's rejection of any such amendment.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)


[/s/ Emanuel Alves]
Secretary

END SIMPLE-MSP.09